FEE WAIVER AGREEMENT

PIMCO Equity Series

650 Newport Center Drive

Newport Beach, California 92660

May 17, 2018

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO Dividend and Income Fund and PIMCO RAE US Fund (each, a “Fund,” and collectively, the “Funds”) – Class I-3 Shares

Dear Sirs:

This will confirm the agreement between PIMCO Equity Series (the “Trust”) on behalf of the Funds and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1.        The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to Class I-3 shares of each Fund, a series of the Trust.

2.        Pursuant to the Second Amended and Restated Supervision and Administration Agreement dated February 29, 2012, as amended and supplemented from time to time, between the Trust and PIMCO (the “Supervision and Administration Agreement”), the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Funds. Pursuant to the Supervision and Administration Agreement, each of the PIMCO Dividend and Income Fund and PIMCO RAE US Fund pays to PIMCO a monthly supervisory and administrative fee at the annual rate of 0.50% and 0.45%, respectively, of the Fund’s average daily net assets attributable to the Fund’s Class I-3 shares (the “Supervisory and Administrative Fee”).

3.        PIMCO agrees that, for each Fund, it shall waive the Supervisory and Administrative Fee by 0.05% of the average daily net assets attributable to the Fund’s Class I-3 shares.

4.        If necessary, on or before the last day of the first month of each Fund’s fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced with respect to the previous fiscal year shall equal the amounts provided for in this Agreement.

5.        This Agreement shall become effective on May 17, 2018, shall have an initial term through October 31, 2019, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at least thirty days prior to the end of the then current term. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Supervision and Administration Agreement with respect to that Fund, or it may be terminated by the Trust, without payment of any penalty, upon ninety days’ prior written notice to PIMCO at its principal place of business.

6.        Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

7.        Any question of interpretation of any term or provision of this Agreement, including but not limited to the Supervisory and Administrative Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Supervision and Administration Agreement or the Investment Company Act of 1940, as amended (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Supervision and Administration Agreement or the 1940 Act.

8.        If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Funds, as provided in the Trust’s Amended and Restated Declaration of Trust dated May 17, 2017, and as amended from time to time.

10.      This Agreement constitutes the entire agreement between the Trust on behalf of the Funds and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO EQUITY SERIES

By:
Name:	Trent W. Walker
Title:	Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:	Peter G. Strelow
Title:	Managing Director

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